Exhibit 5  Opinion of Counsel as to legality of securities being registered

Exhibit 5

October 21, 2011

Pruco Life Insurance Company of New Jersey
213 Washington Street
Newark, NJ  07102

Dear Sir/Madam:

In my capacity as Vice President and Corporate Counsel of The Prudential Insurance Company of America, I have reviewed the establishment of the Pruco Life of New Jersey Modified Guaranteed Annuity Account (the “Account”) by the Board of Directors of Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”) as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts, pursuant to the provisions of Section 17B:28-7 of the New Jersey Insurance Code.  I was responsible for the oversight of the preparation and review of certain Registration Statements on Form S-3 filed by Pruco Life of New Jersey in 2011 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued with respect to the Account.

I am of the following opinion:  (1) Pruco Life of New Jersey was duly organized under the laws of New Jersey and is a validly existing corporation; (2) the Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of New Jersey law, and (3) the market value adjustment annuity contracts are legal and binding obligations of Pruco Life of New Jersey in accordance with their terms.  In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/C. Christopher Sprague
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                C. Christopher Sprague